Exhibit 99.1

Connection (CNXN) Reports Third Quarter 2019 Results

Net Income Increases by 72.5% From Prior Q3

THIRD QUARTER SUMMARY:

  Net income: $23.7 million, up 72.5% y/y
  Record gross profit: $118.9 million, up 18.3% y/y
  Record gross margin: 16.3%, compared to 15.3% y/y
  Record diluted EPS: $0.90, compared to $0.51 y/y, up 75.3%
  Cash balance: $98.5 million

MERRIMACK, N.H.--(BUSINESS WIRE)--October 30, 2019--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the third quarter ended September 30, 2019. Net sales for the quarter ended September 30, 2019 increased by 10.8% to $729.4 million, compared to $658.5 million for the prior year quarter. Net income for the third quarter ended September 30, 2019 increased by 72.5% to $23.7 million, or $0.90 per diluted share, compared to net income of $13.8 million, or $0.51 per diluted share, for the prior year quarter.

Net sales for the nine months ended September 30, 2019 increased by 5.7% to $2.1 billion, compared to $2.0 billion for the nine months ended September 30, 2018. Our average daily sales during the nine months ended September 30, 2019 increased by 6.3%, compared to the nine months ended September 30, 2018. Net income for the nine months ended September 30, 2019 increased by 38.9% to $60.1 million, or $2.27 per diluted share, compared to net income of $43.3 million, or $1.61 per diluted share, for the nine months ended September 30, 2018.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $129.0 million for the twelve months ended September 30, 2019, compared to $99.1 million for the twelve months ended September 30, 2018.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased 11.8% to $273.8 million in the third quarter of 2019, compared to $244.9 million in the prior year quarter. We experienced strong growth in sales of mobility, desktops, and software products in the quarter. Gross margin increased by 83 basis points to 19.0% due to higher sales volumes and the change in customer mix.
  Net sales for the Public Sector Solutions segment increased by 19.7% to $177.4 million in the third quarter of 2019, compared to the prior year quarter. Sales to the federal government increased by 88.2%, compared to the prior year, while sales to state and local government and educational institutions increased by 1.5%. Gross margin increased by 175 basis points to 13.9% primarily due to increases in the level of both hardware and software sales, and changes in customer mix.
  Net sales for the Enterprise Solutions segment increased by 4.8% to $278.3 million in the third quarter of 2019, compared to the prior year quarter. Gross margin increased by 86 basis points to 15.1% primarily due to an increase in sales of cloud-based and security software, which are recognized on a net basis.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 20% year over year and accounted for 30% of net sales in the third quarter of 2019, compared to 28% of net sales in the prior year quarter. All three selling segments experienced strong year-over-year growth in notebook/mobility sales.
  Accessories sales decreased slightly year over year and accounted for 12% of net sales in the third quarter of 2019, compared to 13% of net sales in the third quarter of 2018. The decrease was due to the timing of large rollouts, primarily in the Enterprise Solutions segment. The Business Solutions and Public Sector segments experienced year-over-year growth in accessories sales, compared to the prior year quarter.
  Desktop sales increased by 33% year over year and accounted for 13% of net sales in the third quarter of 2019, compared to 10% of net sales in the prior year quarter. All three selling segments experienced strong year-over-year growth in desktop sales.
  Software sales increased by 8% year over year and accounted for 11% of net sales in the third quarter of 2019 and 2018. The Business Solutions and Enterprise Solutions segments experienced strong year-over-year growth in software sales.

Selling, general and administrative (“SG&A”) expenses increased in the third quarter of 2019 to $86.2 million from $81.5 million in the prior year quarter, but decreased 55 basis points as a percentage of net sales. The increase in SG&A was driven in part by an increase in variable compensation, which increased in the third quarter of 2019 compared to the third quarter of 2018, due to the higher level of sales and gross profit achieved compared to the prior year quarter.

Cash and cash equivalents were $98.5 million at September 30, 2019, compared to $91.7 million at December 31, 2018. During the third quarter of 2019, the Company repurchased 23,472 shares of stock for $0.9 million.

“We are pleased that our efforts to help customers solve IT resulted in a 75% increase in earnings per share,” said Tim McGrath, President and Chief Executive Officer. “Our success is attributed to our continued focus and strategic plan to help our customers build out solutions for software defined datacenter, hybrid cloud, and the digital workplace,” concluded Mr. McGrath. “I would like to thank our dedicated team for their commitment and support delivering these record results. In a rapidly changing industry, we believe our team and the strategies we have in place, well position Connection to gain market share and increase long-term shareholder value.”

Conference Call and Webcast

Connection will host a conference call and live web cast today, October 30, 2019 at 4:30 p.m. ET to discuss its third quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted Net Income are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small‑ and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2019		2018
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$729,410		$658,504		11%
Diluted earnings per share	$0.90		$0.51		76%

Gross margin	16.3%		15.3%
Operating margin	4.5%		2.9%
Return on equity (1)	15.0%		12.9%

Inventory turns	16		22
Days sales outstanding	52		50

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	30%		28%
Desktops	13		10
Accessories	12		13
Software	11		11
Displays	10		10
Servers/Storage	8		9
Net/Com Products	7		9
Other Hardware/Services	9		10
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,316		26,730
Total book value per share	$22.16		$19.58
Tangible book value per share	$19.04		$16.45
Closing price	$38.90		$38.89
Market capitalization	$1,023,692		$1,039,530
Trailing price/earnings ratio	12.7		16.3
LTM Adjusted EBITDA (2)	$128,971		$99,068
Adjusted market capitalization/LTM Adjusted EBITDA (3)	7.2		9.5

(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2019		2018
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Business Solutions	$273,756	19.0%	$244,872	18.2%
Enterprise Solutions	278,295	15.1	265,477	14.3
Public Sector Solutions	177,359	13.9	148,155	12.1
Total	$729,410	16.3%	$658,504	15.3%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2019	2018	2019	2018

Net sales	$729,410	$658,504	$2,103,407	$1,989,969
Cost of sales	610,547	558,060	1,768,210	1,685,685
Gross profit	118,863	100,444	335,197	304,284

Selling, general and administrative expenses	86,226	81,494	252,125	244,915
Restructuring and other charges	-	-	703	-
Income from operations	32,637	18,950	82,369	59,369

Other income/(expense), net	62	114	444	412
Income tax provision	(8,949)	(5,298)	(22,668)	(16,489)
Net income	$23,750	$13,766	$60,145	$43,292

Earnings per common share:
Basic	$0.90	$0.52	$2.28	$1.62
Diluted	$0.90	$0.51	$2.27	$1.61

Shares used in the computation of earnings per common share:
Basic	26,323	26,716	26,339	26,745
Diluted	26,479	26,902	26,496	26,883

	September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2019	2018
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$98,489	$91,703
Accounts receivable, net	478,907	447,698
Inventories, net	126,078	119,195
Income taxes receivable	-	922
Prepaid expenses and other current assets	6,881	9,661
Total current assets	710,355	669,179
Property and equipment, net	62,336	51,799
Right-of-use assets, net	14,850	-
Goodwill	73,602	73,602
Intangibles assets, net	8,613	9,564
Other assets	892	1,211
Total Assets	$870,648	$805,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$197,736	$201,640
Accrued payroll	23,393	24,319
Accrued expenses and other liabilities	36,341	33,840
Total current liabilities	257,470	259,799
Deferred income taxes	17,194	17,184
Operating lease liability	11,386	-
Other liabilities	1,454	2,469
Total Liabilities	287,504	279,452
Stockholders’ Equity:
Common stock	288	288
Additional paid-in capital	117,301	115,842
Retained earnings	501,155	441,010
Treasury stock at cost	(35,600)	(31,237)
Total Stockholders’ Equity	583,144	525,903
Total Liabilities and Stockholders’ Equity	$870,648	$805,355

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net income	$23,750	$13,766	$60,145	$43,292
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,107	3,633	10,184	10,362
Stock-based compensation expense	426	273	1,259	738
Provision for doubtful accounts	527	734	181	1,428
Deferred income taxes	-	-	10	429
Loss on disposal of fixed assets	(4)	51	114	51

Changes in assets and liabilities:
Accounts receivable	21,478	62,429	(31,390)	63,881
Inventories	49,826	2,166	(6,883)	(9,399)
Prepaid expenses and other current assets	229	(1,514)	3,702	812
Other non-current assets	88	2,279	319	282
Accounts payable	(61,348)	(35,524)	(3,167)	(29,361)
Accrued expenses and other liabilities	(1,386)	(8,558)	5,548	(1,262)
Net cash provided by operating activities	36,693	39,735	40,022	81,253

Cash Flows from Investing Activities:
Purchases of equipment	(6,744)	(5,714)	(20,621)	(15,641)
Net cash used in investing activities	(6,744)	(5,714)	(20,621)	(15,641)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	-	-	-	859
Repayment of short-term borrowings	-	-	-	(859)
Dividend payment	-	-	(8,452)	(9,122)
Purchase of treasury shares	(862)	-	(4,363)	(4,384)
Issuance of stock under Employee Stock Purchase Plan	-	-	609	605
Payment of payroll taxes on stock-based compensation through shares withheld	(337)	(458)	(409)	(458)
Net cash used in financing activities	(1,199)	(458)	(12,615)	(13,359)
Increase in cash and cash equivalents	28,750	33,563	6,786	52,253
Cash and cash equivalents, beginning of period	69,739	68,680	91,703	49,990
Cash and cash equivalents, end of period	$98,489	$102,243	$98,489	$102,243

Non-cash Investing Activities:
Accrued capital expenditures	$1,684	$1,055	1,684	1,055

Supplemental Cash Flow Information:
Income taxes paid	$7,009	$6,825	$18,972	$15,134

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, favorable resolution of a contract dispute, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2019	2018	% Change	2019	2018	% Change
Net income	$23,750	$13,766	73%	$81,445	$64,015	27%
Depreciation and amortization	3,107	3,634	(15%)	13,885	13,557	2%
Income tax expense	8,949	5,298	69%	30,251	17,740	71%
Interest expense	28	51	(45%)	119	142	(16%)
EBITDA	35,834	22,749	58%	125,700	95,454	32%
Restructuring and other charges (2)	-	-	-	1,670	2,695	(38%)
Stock-based compensation	426	273	56%	1,601	919	74%
Adjusted EBITDA	$36,260	$23,022	58%	$128,971	$99,068	30%

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2019 consist of severance and other charges related to internal restructuring activities.
Restructuring and other charges in LTM 2018 consist of a 2017 fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net income	$23,750	$13,766		$60,145	$43,292
Restructuring and other charges, net of tax (1)	-	-		510	-
Adjusted Net Income	$23,750	$13,766	73%	$60,655	$43,292	40%
Diluted shares	26,479	26,902		26,496	26,883
Adjusted Diluted Earnings per Share	$0.90	$0.51	75%	$2.29	$1.61	42%

(1) Restructuring and other charges in 2019 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Tom Baker, 603.683.2505
Tom@connection.com